                                                                    Exhibit 11.1


                           REUNION INDUSTRIES, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                     (In Thousands, Except Per Share Data)


                                                                            For the years ended December 31,
                                                            ----------------------------------------------------------------
                                                                  1999                    1998                    1997
                                                                  ----                    ----                    ----
Income (loss) from continuing operations                       $(1,488)                $(10,440)               $(981)

Income (loss) from discontinued operations                         339                   (1,710)                 710

Extraordinary item                                                   0                     (233)                   0
                                                            ----------               ----------            ---------

Net income (loss)                                              $(1,149)                $(12,383)               $(271)
                                                            ==========               ==========            =========

Weighted average common shares outstanding                       3,924                    3,881                3,855

Net additional shares outstanding assuming
all stock options exercised using the
treasury stock method (a)                                            0                        0                    0
                                                            ----------               ----------            ---------

Weighted average common shares outstanding-diluted               3,924                    3,881                3,855
                                                            ==========               ==========            =========

Net income (loss) per common share-basic:
    Income (loss) from continuing operations                    $(0.38)                  $(2.69)              $(0.25)

    Income (loss) from discontinued operations                    0.09                    (0.44)                0.18

    Extraordinary Item                                            0.00                    (0.06)                0.00
                                                            ----------               ----------            ---------

    Net income (loss)                                           $(0.29)                  $(3.19)              $(0.07)
                                                            ==========               ==========            =========

Net income (loss) per common share-diluted:
    Income (loss) from continuing operations                    $(0.38)                  $(2.69)              $(0.25)

    Income (loss) from discontinued operations                    0.09                    (0.44)                0.18

    Extraordinary item                                            0.00                    (0.06)                0.00
                                                            ----------               ----------            ---------

    Net income (loss)                                           $(0.29)                  $(3.19)              $(0.07)
                                                            ==========               ==========            =========

(a) The 1999, 1998 and 1997 computations of diluted weighted average shares outstanding exclude anti-dilutive shares.